Exhibit 99.1

                              Contacts:
                              Stan Kazmierczak              Julie Myers
                              Chief Financial Officer       Investor Relations
                              510-413-1333                  510-771-3380
                              kaz@vina-tech.com             ir@vina-tech.com


                VINA Technologies Acquires Optical Concentration
                Technology of Metrobility Optical Systems, Inc.



NEWARK, Calif., Dec. 27, 2001 - VINA Technologies, Inc. (Nasdaq: VINA), the company that makes metro access more profitable, today announced the acquisition of the optical concentrator technology of Metrobility Optical Systems, Inc., a privately-held corporation based in New Hampshire, for approximately 2.2 million shares of its common stock, $.0001 par value. The transaction will be accounted for as a purchase.

The acquisition of the optical concentration technology from Metrobility strengthens VINA's position in the broadband access solutions market by
accelerating   VINA's  product  development  efforts  for  its  next  generation products.

About VINA  Technologies
VINA Technologies makes metro access more profitable with a family of products that allow carriers to reliably and cost-effectively deliver voice, data, and video services over a single broadband connection. VINA's integrated access devices and multiservice provisioning platforms give carriers the flexibility, performance, management control, and scalability to deliver high-value services to any market over existing or emerging networks, offering the shortest path to higher revenues and lower operational costs. Since its founding in 1996, VINA has built a large and loyal base of carrier customers, and leverages its unique knowledge of carrier needs to deliver the right products to solve the right problems at the right time.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements such as the degree to which VINA's position in the broadband access solutions market will be strengthened and the extent to which the acquisition of the Metrobility technology will accelerate product development efforts, are subject to risks and uncertainties that may cause actual results to differ materially. Risks and uncertainties to which VINA is subject as a result of the announced transaction may include, but are not limited to, integration of Metrobility's technologies into VINA's business, the highly competitive nature of VINA's market, product development, product acceptance, delays in the adoption of new technologies, and general economic conditions. For a discussion of other risks that could affect VINA's business and financial results, see VINA's reports filed with the SEC, including its report on Form 10-Q for the quarter ended September 30, 2001.